UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2007

PATH 1 NETWORK TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15609	13-3989885
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6215 Ferris Square, Suite 140 San Diego, CA		92121
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 450-4220

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

As previously disclosed on January 4, 2007, Path 1 Network Technologies Inc. (the “Company”) is in material default on its payment obligations to Laurus Master Fund, Ltd. (“Laurus”), including pursuant to (a) that certain Revolving Line of Credit issued to the Company by Laurus on April 25, 2006, (b) that certain Secured Non-Convertible Revolving Note issued by the Company to Laurus on April 25, 2006 and (c) that certain Secured Convertible Term Note issued by the Company to Laurus in December 2005. As a result of these defaults, the Company’s direct financial obligation to Laurus on the date hereof is approximately $3.4 million. Such amount is secured by a first priority lien on substantially all of the assets of the Company. On the date hereof, Laurus beneficially owns 2,014,000 shares of the common stock of the Company, representing approximately 10.7% of the Company’s fully diluted capitalization.

On May 7, 2007, the Company entered into a Peaceful Possession Letter Agreement (the “Agreement”) with Laurus pursuant to which (a) the Company granted Laurus all rights of possession in and to the collateral set forth on Exhibit 1 thereto, representing substantially all of the assets of the Company (the “Collateral”), to be disposed of as Laurus, in its best discretion, deems advisable and (b) Laurus agreed to credit the net proceeds resulting from any sale or other disposition of the Collateral to the account of the Company in full satisfaction with the debt, with the Company having no liability for any deficiency.

In connection with the Agreement, the Company and Laurus entered into a Peaceful Possession Letter Escrow Agreement, dated May 7, 2007 (the “Escrow Agreement”), pursuant to which the Agreement will be placed in escrow and will not be deemed effective unless and until such time as Laurus shall provide the Company with written notice of the release of the Agreement from escrow; provided that Laurus shall not deliver such written escrow release to the Company prior to the tenth day following the date Laurus gives written notice of any disposition of the Collateral in accordance with Article 9 of the Uniform Commercial Code (the “UCC”).

Laurus has advised the Company of its intent to sell the Collateral to IP Video Networks, Inc. (“IPVN”) in exchange for approximately 27% equity stake in IPVN, also owned by Barton Schade and Michael Chen, current employees of Path 1. The transaction is expected to close immediately following expiration of the 10-day statutory waiting period imposed by Article 9 of the UCC.

Immediately following the transfer of the Collateral contemplated by the Agreement, the Company will discontinue all operations. Laurus has agreed to leave behind all cash and accounts receivable of the Company as of the effective date of the Agreement for use in winding down the operations of the Company.

The foregoing summaries of the Agreement and the Escrow Agreement are qualified in their entirety by the full text of such agreements, which are filed herewith as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference in their entirety.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Peaceful Possession Letter Agreement, dated May 7, 2007

10.2	Peaceful Possession Letter Escrow Agreement, dated May 7, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 8, 2007	CATALINA MARKETING CORPORATION

	By:	/s/ Jeremy Ferrell
Jeremy Ferrell Interim Chief Financial Officer